Exhibit 10.5

Amendment to Employment Agreement

        AMENDMENT AGREEMENT, dated November 12, 2007, to the Employment Agreement, dated August 1, 2004, between CIT Group Inc., a Delaware corporation (the “Company”) and the executive named below who is the signatory to this Amendment Agreement (the “Executive”).

        WHEREAS, the Company and the Executive desire to extend the Employment Agreement and the Term (as defined therein), subject to the changes noted below to the retirement provisions of the Employment Agreement; and

        WHEREAS, the Company and the Executive desire to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        It is hereby agreed as follows:

        1. Section 2 is amended to delete the words “December 31, 2007” and to replace them with the following: “December 31, 2008.”

        2. Section 2 is further amended to delete the last sentence thereof.

        3. Section 3(b)(i) is amended to add at the end thereof the following:

Annual Base Salary shall be payable as earned during the Term at such time and in such manner consistent with the Company’s payroll practices for other senior executives, unless otherwise deferred in accordance with the terms of the CIT Group Inc. Deferred Compensation Plan, as amended (the “DCP”).

        4. Section 3(b)(ii) is amended to add at the end thereof the following:

Annual Bonuses, if any, shall be paid not later than March 15 of the calendar year following the calendar year to which they relate, unless otherwise deferred in accordance with the terms of the DCP.

        5. Section 3(b)(vi) is amended to add at the end thereof the following:

Reimbursement shall be made as soon as practicable after a request for reimbursement is received by the Company, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred. Additionally, neither the provision of in-kind benefits nor the reimbursement of expenses in any one calendar year shall affect the level or amount of in-kind benefits to be provided, or the expenses eligible for reimbursement, in any other calendar year. The Executive’s right to reimbursement under this Section 3(b)(vi) is not subject to liquidation or exchange for another benefit.

        6. Section 4 is amended to add after the words “Termination of Employment” the following:

For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

        7. Sections 4(c), 4(d) and 4(e) are deleted in their entirety and replaced with the following:

(c) Notice of Termination. Any termination by the Company for Cause or by the Executive for any reason, including retirement, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(d) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s resignation or retirement, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(e) Retirement. If the Executive’s employment terminates on or after May 26, 2008 (the “Retirement Date”) (including during any extension of the Term pursuant to Section 2 or during the Change of Control Extension Period (as defined in Section 9(a)), if applicable) for any reason other than termination of employment (i) due to the Executive’s death or Disability, (ii) due to the Executive’s involuntary termination by the Company for Cause or (iii) without Cause during the Change in Control Extension Period, such termination shall be treated as a retirement for all purposes of this Agreement, and the only amounts payable to the Executive in connection with such retirement shall be the amounts contemplated by Section 5(e).

        8. Section 5(a) is deleted in its entirety and replaced with the following:

(a) Termination other than for Cause Prior to the Retirement Date. If the Executive’s employment with the Company is terminated by the Company without Cause prior to the Retirement Date, then, as of the date of such termination of employment, the following shall apply:

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(i) (A) The Company shall pay to the Executive in cash the aggregate of the following amounts in a lump sum within 10 days after the Date of Termination, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the Severance Bonus defined below and (y) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid. For purposes of this Agreement, the term “Severance Bonus” means the greater of (I) the Executive’s average Annual Bonus over the two calendar years preceding the Date of Termination and (II) the Executive’s Target Bonus.

(B) In addition, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates in accordance with the terms and normal procedures of each such plan, program, policy or practice.

(ii) In addition, the Executive shall be deemed as of the Date of Termination to have attained the age of 55 for purposes of (i) all relevant Company retirement plans (including qualified, supplemental and excess plans, including without limitation the Company’s Executive Retirement Plan and New Executive Retirement Plan) and (ii) all performance share and stock option awards outstanding as of such Date of Termination; provided, however, that the payment provisions (or the Executive’s elections, if applicable) under the applicable Company nonqualified retirement plan will apply for purposes of determining the time and form of payment of the retirement benefits resulting from the operation of this provision.

        9. Section 5(b) is deleted in its entirety and replaced with the following:

(b) Termination for Cause or Resignation for Any Reason Prior to the Retirement Date. If, during the Term, (i) the Executive’s employment shall be terminated by the Company for Cause or (ii) the Executive shall resign prior to the Retirement Date for any reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount described in clause (1) of Section 5(a)(i)(A) above and timely payment or provision of the benefits set forth in Section 5(a)(i)(B) above, in each case, to the extent theretofore unpaid.

        10. Clause (i) of Section 5(d) is amended to delete the words “lump sum” and “disability” and to add before the comma at the end thereof the following:

Disability, which shall be paid in equal installments over 12 months in accordance with Executive’s normal payroll periods in effect immediately prior to the Date of Termination

        11. Clause (ii) of Section 5(d) is amended to delete the number “30” and to replace it with the number “10”.

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        12. Section 5(e) is amended to delete the words “Section 5(a)(iv)” and replace it with the words “Section 5(a)(i)(B)”.

        13. Section 5 is amended to add at the end thereof the following:

(g) In connection with the Executive’s retirement under Section 5(e) hereof or the termination of Executive’s employment other than for Cause under Section 5(a) hereof, the Executive shall deliver to the Company a release of claims in the form attached hereto as Exhibit A.

        14. Section 6 is amended to delete the words “Internal Revenue Code of 1986, as amended (the “Code”)” and to replace them with the word “Code”.

        15. Section 6 is further amended to add before the period at the end thereof the following:

; provided that the Executive’s costs and expenses shall be reimbursed not later than the last day of the calendar year following the calendar year in which the costs and expenses were incurred

        16. Section 7 is amended to add at the end thereof the following:

Gross-Up Payments (including any additional Gross-Up Payments) shall be paid not later than the last day of the calendar year following the calendar year in which the Executive remits the Excise Tax to the proper tax authority.

        17. Section 9(b) is deleted in its entirety and replaced with the following:

(b) Special Payment. If the Executive’s employment is terminated without Cause during the Change of Control Extension Period:

(i) the Company shall pay to the Executive in cash the aggregate of the following amounts:

A. the amounts or benefits contemplated in Sections 5(a)(i)(A) and 5(a)(i)(B); and

B. subject to compliance with Section 8, an amount equal to 2.5 times the sum of the Executive’s Annual Base Salary and the Severance Bonus, payable in a lump sum within 30 days after the Date of Termination; and

(ii) all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately. Notwithstanding any provision regarding an earlier termination of stock options set forth in any stock option or other agreement, the stock options referred to in this Section 9(b)(ii) shall terminate and have no force or effect upon the earlier of (x) two (2) years after the Date of Termination or (y) the expiration of the option term as defined in the applicable stock option agreement; and

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(iii) subject to compliance with Section 8, continued benefit coverage which permits the Executive to continue to receive, for 2.5 years from the Date of Termination, at the Company’s expense, life insurance and medical, dental and disability benefits at least comparable to those provided by the Company on the Date of Termination, provided that the Executive shall not receive such life insurance, medical, dental or disability benefits, respectively, if the Executive obtains other employment that provides for such benefit(s); provided further that, to the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Code, the Company shall reimburse the medical and dental care expenses by no later than the last day of the calendar year next following the calendar year in which such expenses are incurred; and

(iv) to the extent permitted by applicable law, the Executive shall be credited with two additional years of age and service credit under all relevant Company retirement plans (including qualified, supplemental and excess plans, including without limitation the Company’s Executive Retirement Plan and New Executive Retirement Plan, and, for the purpose of clarity, to the extent the Executive is a participant in the cash balance arrangement under the Company’s Retirement Plan, the cash balance account will be increased as if the Executive had received two additional years of contributions based upon the Executive’s compensation as of the Date of Termination); provided that the payment provisions (or the Executive’s elections, if applicable) under the applicable Company nonqualified retirement plan will apply for purposes of determining the time and form of payment of the retirement benefits resulting from the crediting of the Executive with an additional two years of age and service credit hereunder; and

(v) the Company shall provide the Executive with outplacement services, not to exceed a reasonable cost, until the Executive accepts new employment; provided that outplacement services shall not be provided to Executive beyond the last day of the second calendar year following the calendar year which contains the Executive’s Date of Termination.

        18. Section 11(d) is amended to delete the words: “, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 of this Agreement,”

        19. Section 11 is amended to add at the end thereof the following:

(f) Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” within the meaning of Section 409A of the Code, as determined under the Company’s established methodology for determining specified employees, then, solely to the extent necessary to avoid the imposition of additional taxes, penalties or interest under Section 409A of the Code, any payments to the Executive hereunder which provide for the deferral of compensation, within the meaning of Section 409A of the Code, and which are scheduled to be made as a result of the Executive’s termination of employment during the period beginning on the date of the Executive’s Date of Termination and ending on the six-month anniversary of such date

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shall be delayed and not paid to the Participant until the first business day following such sixth month anniversary date, at which time such delayed amounts will be paid to the Executive in a cash lump sum (the “Catch-up Amount”). If payment of an amount is delayed as a result of this Section 11(f), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 11(f) to the day prior to the date the Catch-up Amount is paid. The rate of interest shall be the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the date of the Executive’s Date of Termination. Such interest shall be paid at the same time that the Catch-up Amount is paid. If the Executive dies on or after the date of the Executive’s Date of Termination and prior to the payment of the Catch-up Amount, any amount delayed pursuant to this Section 11(f) shall be paid to the Executive’s estate, together with interest, within 30 days following the Executive’s death. Notwithstanding the foregoing, neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect to the application of this Section 11(f).

        20. Except as expressly provided here, the terms of the Employment Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment Agreement as of the day and year first set forth above.

CIT GROUP INC.

By: James J. Duffy
James J. Duffy Executive Vice President of Human Resources

Joseph M. Leone
Joseph M. Leone

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EXHIBIT A

RELEASE OF CLAIMS

                In connection with my retirement with CIT Group Inc. (“CIT”) as described in my employment agreement with CIT, dated August 1, 2004, as amended, (the “Employment Agreement”), I provide the following Release of Claims (the “Release”).

        I. General Release.

                I, and each of the my respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the CIT, its subsidiaries and affiliates (the “Company Group”) and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee or officer of the Company Group, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to any claims by me for benefits to which I am entitled as of the date of this Release under CIT’s compensation and benefit plans, subject, in each case, to the applicable terms and conditions of each such plan. Without limiting the scope of the foregoing provision in any way, I hereby release all claims relating to or arising out of any aspect of my employment with the Company Group, including but not limited to, all claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991 and the laws amended thereby; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1963; the New Jersey Conscientious Employee Protection Act; any contract of employment, express or implied; any provision of the Constitution of the United States or of any particular State; and any other law, common or statutory, of the United States, or any particular State; any claim for the negligent and/or intentional infliction of emotional distress or specific intent to harm; any claims for attorneys fees, costs and/or expenses; any claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; and/or any other federal, state or local human rights, civil rights, wage and hour, wage payment, pension or labor laws, rules and/or regulations; all claims growing out of any legal restrictions on the Company Group’s right to hire and/or terminate its employees, including all claims that were asserted and/or that could have been asserted by me and all claims for breach of promise, public policy, negligence, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, etc. The Releasors further agree that the payments and benefits described in the Employment Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the my employment relationship or my service as an employee or officer of the Company Group and the termination thereof.

        II. Specific Release of ADEA Claims.

                In consideration for, among other things, certain actions by CIT in support of my decision to retire, the Releasors hereby unconditionally release and forever discharge the Company Group from any and all Claims arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated

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thereunder (“ADEA”) that I may have as of the date of my signature to this Agreement. By signing this Release, I hereby acknowledge and confirm the following:

(i)	I was advised by CIT in connection with my termination to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA;

(ii)	I was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto, and was given the option to sign the Release in fewer than 21 days if I desired;

(iii)	I am providing the release and discharge set forth in this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and

(iv)	I knowingly and voluntarily accept the terms of this Release.

               I acknowledge that I understand that I may revoke this specific ADEA release contained in this Section II of this Release within seven days following the date on which I sign this Release (the “Revocation Period”) by providing to the General Counsel of CIT, at 1 CIT Drive, Livingston, New Jersey 07039, written notice of my revocation of the release and waiver contained in this Section II of this Release prior to the expiration of the Revocation Period. This right of revocation relates only to the ADEA release set forth in this Section II of this Release and does not act as a revocation of any other term of this Release. Any payments or benefits provided to me under the Employment Agreement shall not commence until the expiration of the Revocation Period.

        III. Representations and Warranties

               I agree that I have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents. I represent and warrant that I have not assigned any of the Claims being released under this Release.

               I acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to me by CIT or by any of its agents, representatives, or attorneys to induce the execution of this Release. I understand and acknowledge the significance and consequences of this Release, that it is voluntary, that it has not been entered into as a result of any coercion, duress or undue influence, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. I acknowledge that I had full opportunity to discuss any and all aspects of this Release with legal counsel, and have availed myself of that opportunity to the extent desired. I acknowledge that I have carefully read and fully understand all of the provisions of this Release and have signed the Employment Agreement only after full reflection and analysis.

        IV. Miscellaneous

                This Release, together with the Employment Agreement, sets forth the entire understanding between CIT and me in connection with its subject-matter and supersedes and replaces any express or implied, written or oral, prior agreement of plans or arrangement with

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respect to the terms of the my employment and the termination thereof which I may have had with the Company Group (including the Employment Agreement). I acknowledge that not in signing this Release, I have not relied upon any representation or statement not set forth in this Release made by CIT or any of its representatives.

                By signing this Release, I acknowledge that: (a) I have read this Release; (b) I understand this Release and know that I am giving up important rights; (c) Section II this Release shall not become effective or enforceable for a period of seven (7) days following its execution; (d) I was advised by CIT, and I am aware, of my right to consult with an attorney before signing this Release; and (e) I have signed this Release knowingly and voluntarily and without any duress or undue influence on the part or behalf of CIT.

Joeseph M. Leone

Date

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